Exhibit 99.1
ARGAN, INC. REPORTS THIRD QUARTER REVENUES OF $60.7 MILLION; EBITDA OF $3.4
MILLION
December 8, 2009 — ROCKVILLE, MD — Argan, Inc. (NYSE AMEX: AGX) today announced financial results for the nine months and third quarter ended October 31, 2009.
For the nine months ended October 31, 2009, net revenues were $189.2 million compared to $164.9 million in the nine months ended October 31, 2008. Gemma Power Systems (Gemma) contributed $172 million, or 91% of net revenues in the first nine months of fiscal 2010, compared to $151 million, or 92% of net revenues in the first nine months of fiscal 2009. Combined net revenues from Argan’s other wholly-owned subsidiaries increased to $17.2 million, or 9% of net revenues for the nine months ended October 31, 2009, compared to $13.9 million, or 8% of net revenues during the same period last year.
The Company reported consolidated EBITDA (Earnings before interest, taxes, depreciation and amortization) of $13 million for the nine months ended October 31, 2009. Gemma, for its segment, recorded $16 million in EBITDA for the first nine months of fiscal 2010.
Net income for the first nine months of fiscal 2010 was $7.6 million, or $0.55 per diluted share based on 13,765,000 diluted shares outstanding, compared to net income of $5 million, or $0.40 per diluted share based on 12,480,000 diluted shares outstanding for the first nine months in fiscal 2009.
For the quarter ended October 31, 2009, net revenues were $60.7 million compared to $41.4 million in the previous year. Gemma contributed $54.2 million, or 89% of net revenues for the third quarter of fiscal 2010, compared to $36.4 million, or 88% of net revenues for the third quarter of fiscal 2009. Combined net revenues from Argan’s other wholly-owned subsidiaries increased to $6.5 million, or 11% of net revenues for the quarter ended October 31, 2009, compared to $5 million, or 12% of net revenues during the same period last year.
Despite the increase in net revenues for the quarter, gross margin declined to 11.3% compared to 16.5% in the quarter ended October 31, 2008. Gross profit in the third quarter of fiscal 2009 was favorably impacted by incentive fees of approximately $2.2 million that were earned from construction services.
The Company reported consolidated EBITDA (Earnings before interest, taxes, depreciation and amortization) of $3.4 million for the three months ended October 31, 2009. Gemma, for its segment, recorded $4.2 million in EBITDA for the three months ended October 31, 2009.
Net income for the third quarter of fiscal 2010 was $2 million, or $0.14 per diluted share based on 13,763,000 diluted shares outstanding, compared to net income of $2.6 million, or $0.19 per diluted share based on 13,730,000 diluted shares outstanding in the third quarter of fiscal 2009.
Argan had consolidated cash of $53 million and escrowed cash of $5 million as of October 31, 2009. Consolidated working capital increased during the current quarter to approximately $60.9 million as of October 31, 2009 from approximately $53.5 million as of January 31, 2009.

Gemma’s backlog as of October 31, 2009 was $293 million. Gemma’s backlog does not include projects associated with Gemma Renewable Power (GRP), its business partnership with Invenergy Wind Management. As of October 31, 2009 Gemma Renewable Power had substantially completed a construction project to expand a wind farm in LaSalle County, Illinois. The Company’s share of the earnings of GRP for the current quarter was approximately $325,000. Its share of the loss incurred by GRP for the quarter ended October 31, 2008 was $195,000.
In August 2009 Argan signed a letter of intent to purchase United American Steel Constructors, LLC (Unamsco), a privately held company operating two subsidiaries, National Steel Constructors, LLC and Peterson Beckner Industries. Argan recently expanded the scope of its due diligence efforts and has not scheduled dates for the completion or execution of the definitive purchase agreement.
Commenting on Argan’s results, Rainer Bosselmann, Chairman and Chief Executive Officer stated, “We are pleased with the results of the first nine months of fiscal 2010, which demonstrate increased revenues, net income, earnings per share and EBITDA. Our third quarter results were solid, with a 47% increase in net revenues, related primarily to increased construction activity at a power plant project in California.”
“Gemma continues to drive our success. As electric utilities and independent power producers look to diversify their power generation options, we’ve seen increased interest in gas-fired plants, which are more efficient and produce fewer emissions than coal fired plants. We believe that the current initiatives in many states to reduce emissions of carbon dioxide and other green house gases, coupled with the utilities’ goal to fulfill the need for power will create renewed demand for gas-fired power plants.”
“Additionally, as local and federal entities focus on energy independence and the environmental impact of fossil fuels, we believe the development of alternative and renewable power facilities will also result in opportunities for Gemma Renewable Power. In addition to the completion of the expansion of a wind farm during the most recent quarter, Gemma has also substantially finished the construction of a biodiesel production plant in Texas, the fourth project of this type completed within a two-year period. Gemma’s wide range of construction experience and power industry expertise position the Company well as a market leader for both traditional and alternative energy projects.”
About Argan, Inc.
Argan’s primary business is designing and building energy plants through its Gemma Power Systems subsidiary. These energy plants include traditional gas as well as alternative energy including biodiesel, ethanol, and renewable energy sources such as wind power. Argan also owns Southern Maryland Cable, Inc. and Vitarich Laboratories, Inc.
Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann/Arthur Trudel	John Nesbett/Jennifer Belodeau
301.315.0027	Institutional Marketing Services (IMS)
203.972.9200

ARGAN, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2009	2008	2009	2008
Net revenues
Power industry services	$54,164,000	$36,387,000	$172,003,000	$151,034,000
Nutritional products	4,266,000	2,662,000	10,536,000	7,287,000
Telecommunications infrastructure services	2,237,000	2,338,000	6,693,000	6,570,000

Net revenues	60,667,000	41,387,000	189,232,000	164,891,000

Cost of revenues
Power industry services	48,378,000	29,742,000	153,465,000	131,425,000
Nutritional products	3,715,000	2,983,000	9,435,000	7,701,000
Telecommunications infrastructure services	1,727,000	1,824,000	5,102,000	5,474,000

Cost of revenues	53,820,000	34,549,000	168,002,000	144,600,000

Gross profit	6,847,000	6,838,000	21,230,000	20,291,000

Selling, general and administrative expenses	4,015,000	3,090,000	10,417,000	11,118,000
Impairment losses	—	—	—	1,946,000

Income from operations	2,832,000	3,748,000	10,813,000	7,227,000

Investment income	15,000	609,000	89,000	1,545,000
Interest expense	(41,000)	(108,000)	(155,000)	(336,000)
Equity in the earnings (loss) of unconsolidated subsidiary	325,000	(195,000)	1,343,000	(359,000)

Income from operations before income taxes	3,131,000	4,054,000	12,090,000	8,077,000

Income tax expense	(1,167,000)	(1,430,000)	(4,475,000)	(3,092,000)

Net income	$1,964,000	$2,624,000	$7,615,000	$4,985,000

Earnings per share
Basic	$0.14	$0.20	$0.56	$0.41

Diluted	$0.14	$0.19	$0.55	$0.40

Weighted average number of shares outstanding
Basic	13,579,000	13,414,000	13,506,000	12,138,000

Diluted	13,763,000	13,730,000	13,765,000	12,480,000

ARGAN, INC. AND SUBSIDIARIES
Reconciliations to Consolidated EBITDA (Unaudited)

	Nine Months Ended October 31,
	2009	2008

Net income, as reported	$7,615,000	$4,985,000
Interest expense	155,000	336,000
Income tax expense	4,475,000	3,092,000
Amortization of purchased intangible assets	267,000	1,289,000
Depreciation and other amortization	459,000	842,000

EBITDA	$12,971,000	$10,544,000

Reconciliations to EBITDA (Unaudited)
Power Industry Services

	Nine Months Ended October 31,
	2009	2008

Income before income taxes, as reported	$15,444,000	$15,987,000
Interest expense	144,000	283,000
Amortization of purchased intangible assets	263,000	1,166,000
Depreciation and other amortization	143,000	152,000

EBITDA	$15,994,000	$17,588,000

Reconciliations to Consolidated EBITDA (Unaudited)

	Three Months Ended October 31,
	2009	2008

Net income, as reported	$1,964,000	$2,624,000
Interest expense	41,000	108,000
Income tax expense	1,167,000	1,430,000
Amortization of purchased intangible assets	88,000	115,000
Depreciation and other amortization	163,000	159,000

EBITDA	$3,423,000	$4,436,000

Reconciliations to EBITDA (Unaudited)
Power Industry Services

	Three Months Ended October 31,
	2009	2008

Income before income taxes, as reported	$3,990,000	$5,908,000
Interest expense	40,000	89,000
Amortization of purchased intangible assets	87,000	87,000
Depreciation and other amortization	48,000	53,000

EBITDA	$4,165,000	$6,137,000

Management uses EBITDA, a non-GAAP financial measure, for planning purposes, including the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management believes that EBITDA provides additional insight for analysts and investors in evaluating the Company’s financial and operational performance and in assisting investors in comparing the Company’s financial performance to those of other companies in the Company’s industry. However, EBITDA is not intended to be an alternative to financial measures prepared in accordance with GAAP and should not be considered in isolation from our GAAP results of operations. Pursuant to the requirements of SEC Regulation G, reconciliations between the Company’s GAAP and non-GAAP financial results are provided above and investors are advised to carefully review and consider this information as well as the GAAP financial results that are presented in the Company’s SEC filings.

ARGAN, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	October 31,	January 31,
	2009	2009
	(Unaudited)	(Note 1)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$52,988,000	$74,666,000
Escrowed cash	5,002,000	10,000,000
Accounts receivable, net of allowance for doubtful accounts	3,956,000	12,986,000
Costs and estimated earnings in excess of billings	29,122,000	6,325,000
Inventories, net of obsolescence reserve	2,593,000	1,347,000
Deferred income tax assets	1,928,000	1,660,000
Prepaid expenses and other current assets	690,000	768,000

TOTAL CURRENT ASSETS	96,279,000	107,752,000
Property and equipment, net of accumulated depreciation	1,032,000	1,214,000
Goodwill	18,476,000	18,476,000
Intangible assets, net of accumulated amortization	3,389,000	3,655,000
Investment in unconsolidated subsidiary	3,449,000	2,107,000
Deferred income tax assets	1,802,000	1,743,000
Other assets	100,000	217,000

TOTAL ASSETS	$124,527,000	$135,164,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$23,295,000	$31,808,000
Accrued expenses	9,094,000	14,992,000
Billings in excess of cost and estimated earnings	1,001,000	5,102,000
Current portion of long-term debt	2,000,000	2,301,000

TOTAL CURRENT LIABILITIES	35,390,000	54,203,000
Long-term debt	333,000	1,833,000
Other liabilities	31,000	22,000

TOTAL LIABILITIES	35,754,000	56,058,000

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share; 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share; 30,000,000 shares authorized; 13,586,560 and 13,437,684 shares issued at 10/31/09 and 1/31/09, and 13,583,327 and 13,434,451 shares outstanding at 10/31/09 and 1/31/09, respectively	2,037,000	2,015,000
Warrants outstanding	613,000	738,000
Additional paid-in capital	86,888,000	84,786,000
Accumulated other comprehensive loss	(10,000)	(63,000)
Accumulated deficit	(722,000)	(8,337,000)
Treasury stock, at cost; 3,233 shares at 10/31/09 and 1/31/09	(33,000)	(33,000)

TOTAL STOCKHOLDERS’ EQUITY	88,773,000	79,106,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$124,527,000	$135,164,000

Note 1 — The condensed consolidated balance sheet as of January 31, 2009 was derived from audited financial statements.